OMB APPROVAL OMB NUMBER: 3235-0518 Expires: March 31, 2005 Estimated average burden hours per response 0.13

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)

[   ]

Securities Act Rule 802 (Exchange Offer)

[X]

Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)

[   ]

Exchange Act Rule 14d-l(c) (Third Party Tender Offer)

[   ]

Exchange Act Rule 14e-2(d) (Subject Company Response)

[   ]

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)

[   ]

Note:  Regulation S-T Rule 101(b)(8) only permits the filing or submission of a Form CB in paper by a party that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

  Great South Land Minerals Limited
(Name of Subject Company)

   N/A
(Translation of Subject Company’s Name into English (if applicable))

   Australia
(Jurisdiction of Subject Company’s Incorporation or Organization)

     Empire Energy Corporation International
(Name of Person(s) Furnishing Form)

  Ordinary Shares
(Title of Class of Subject Securities)

   N/A
(CUS1P Number of Class of Securities (if applicable))

Rod Tabor
Great South Land Minerals, Ltd.
Level 3/65 Murray Street,
Hobart, Tasmania, Australia, 7000
Telephone: (011) (61 3) 6231 9339
(Name, Address (including zip code) and Telephone Number (including area code) of
Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

_________________________March 7, 2005_________________________
(Date Tender Offer/Rights Offering Commenced)

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1.  Home Jurisdiction Documents

Exhibit Number	Description
99.1	Bidder’s Statement, dated March 4, 2005 by Empire Energy Corporation International to acquire more than 50% of the issued and outstanding ordinary shares of Great South Land Minerals, Ltd.

Item 2.  Informational Legends

The legend compliant with the requirements of Rule 802(b) is prominently set out in the beginning of the Bidder’s Statement attached as Exhibit 1 hereto.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

Exhibit Number	Description
99.2	Empire Energy Corporation International Form 10QSB for the period ended September 30, 2004 filed with the SEC on December 13, 2004 and incorporated by reference herein.
99.3	Empire Energy Corporation International Form 10QSB for the period ended June 30, 2004 filed with the SEC on September 17, 2004 and incorporated by reference herein.
99.4	Empire Energy Corporation International Form 10QSB for the period ended March 31, 2004 filed with the SEC on May 24, 2004 and incorporated by reference herein.
99.5	Empire Energy Corporation International Form 10KSB for the period ended December 31, 2003 filed with the SEC on May 14, 2004 and incorporated by reference.
99.6

The Articles of Incorporation for Empire Energy Corporation International included as Exhibit B to the Definitive Proxy Statement (DEFR14A) filed with the SEC on February 20, 2004 and incorporated by reference herein (Commission file No:  1-10077).

PART III - CONSENT TO SERVICE OF PROCESS

Not Applicable.

PART IV – SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ John Garrison
(Signature)

John Garrison, Secretary and Director
(Name and Title)

March 8, 2005
(Date)

EXHIBIT INDEX

Exhibit Number	Description
99.1	Bidder’s Statement, dated March 4, 2005 by Empire Energy Corporation International to acquire more than 50% of the issued and outstanding ordinary shares of Great South Land Minerals, Ltd.
99.2	Empire Energy Corporation International Form 10QSB for the period ended September 30, 2004 filed with the SEC on December 13, 2004 and incorporated by reference herein.
99.3	Empire Energy Corporation International Form 10QSB for the period ended June 30, 2004 filed with the SEC on September 17, 2004 and incorporated by reference herein.
99.4	Empire Energy Corporation International Form 10QSB for the period ended March 31, 2004 filed with the SEC on May 24, 2004 and incorporated by reference herein.
99.5	Empire Energy Corporation International Form 10KSB for the period ended December 31, 2003 filed with the SEC on May 14, 2004 and incorporated by reference.
99.6

The Articles of Incorporation for Empire Energy Corporation International included as Exhibit B to the Definitive Proxy Statement (DEFR14A) filed with the SEC on February 20, 2004 and incorporated by reference herein (Commission file No:  1-10077).

4